Annual Shareholder Meeting Results

PCM Fund, Inc., PIMCO Income Opportunity Fund and PIMCO Dynamic
Credit Income Fund held their annual meetings of shareholders on April 30,2015. Shareholders voted as indicated below:

PIMCO Dynamic Credit Income Fund

Election of Craig Dawson Class II to serve until the annual meeting for the 2017 2018 fiscal year
              Withheld
Affirmative  Authority
49,163,825   2,003,392
Re election of Bradford K. Gallagher Class II to serve until the annual Meeting for the 2017 2018 fiscal year
49,153,845   2,013,372
Re election of James A. Jacobson Class II to serve until the annual Meeting for the 2017 2018 fiscal year
49,152,523   2,014,695
Election of Richard W. Cohen Class II to serve until the annual Meeting for the 2017 2018 fiscal year
7,584,384      252,135
Election of Robert C. Knapp Class II to serve until the annual Meeting for the 2017 2018 fiscal year
7,583,062      253,457

The other members of the Board of Trustees at the time of the meeting, namely, Messrs. Hans W. Kertess, William B. Ogden,
IV, Alan Rappaport
and John C. Maney and Ms. Deborah A. DeCotis continued to serve as Trustees of the Fund.
Interested Trustee